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          COMPOSITE CERTIFICATE OF INCORPORATION

                            OF

                 PRO-FAC COOPERATIVE, INC.

         Pursuant to Article 6 of the Cooperative
         Corporations Law of the State of New York


         1. The name of the corporation is Pro-Fac Cooperative, Inc.

         2. The purposes for which the corporation is to be formed are:

              (a) To engage in activities connected with the marketing, processing, manufacture and sale of agricultural products, including, without limitation, the purchase, financing, production, manufacture, warehousing, cultivating, harvesting, preservation, drying, processing, cleansing, canning, blending, packing, grading, storing, handling, utilization, shipping, marketing, merchandising, and selling of agricultural and food products of its members and the by-products thereof.

              (b) To engage as a cooperative purchasing association in activities relating to the purchase of supplies for producers of agricultural products.

              (c) To perform services connected with the acquisition for its members of supplies and articles of common use, including livestock, equipment, machinery, food products and family and other household and personal supplies to be used or consumed by members, their families and guests.

              (d) To do all and everything incidental and necessary for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth or permitted under Paragraphs 13 and 14 of Article 2 as limited by said Article 6 of the Cooperative Corporation Law of the State of New York, individually or as agent either along or in association with other corporations, firms or individuals.

         3.   Its duration shall be perpetual.

         4. Its principal business office is to be located at City of Rochester, County of Monroe, State of New York.

         5. The number of its directors shall be such number not less than 5 nor more than 18 as the Bylaws shall from time to time provide.

         6.   The total amount of capital stock which the


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corporation shall have is $150,000,000.

              (a) The number of shares of which the capital stock shall consist is 10,000,000 shares, of which number of shares 5,000,000 shares are to have a par value of $25 each to be known as Non-Cumulative Preferred Stock, and 5,000,000 shares are to have a par value of $5.00 each to be known as Common Voting Stock.

              (b) The designations, preferences, privileges and voting powers of the shares and the restrictions or qualifications thereof are as follows:

              The shares of the Non-Cumulative Preferred Stock may be issued in one or more annual series, which the Board of Directors shall have the authority to establish, the shares of each such series to be designated by the year of issuance so as to distinguish them from shares of all other series.

              The holders of the Non-Cumulative Preferred shares shall be entitled to receive as and when declared by the Board of Directors out of funds legally available therefor dividends at such rate as may, from time to time, be determined by the Board of Directors, but not less than 6 percent per annum of the par value of such shares. Such dividends, if any, shall be non-cumulative and shall be payable at such times as shall be determined by the Board of Directors. After full non-cumulative dividends at the rate determined by the Board of Directors for the then current year shall have been declared and paid or set apart for payment to the holders of Preferred Shares, dividends may be declared and paid or set apart for payment to the holders of Common shares.

              Subject to the foregoing provisions, the Non-Cumulative Preferred Stock shall not be entitled to participate in any other or additional surplus or net profits of the corporation. The corporation shall be entitled from time to time to retire the whole or any portion or series of its Non-Cumulative Preferred Stock upon payment of the par value of such stock plus all accrued dividends unpaid at the date of such retirement. Such retirement shall be effected by payment out of funds legally available for such purpose, but no such stock shall be redeemed for cash under circumstances which would produce any impairment of the capital or capital stock of the corporation. Such retirement shall be on such other terms and conditions as may be determined by the Board of Directors, provided that no shares of the Non-Cumulative Preferred Stock shall be retired except upon 90 days' written notice of such retirement given to the holders thereof.

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              Upon dissolution or other termination of the
         corporation or its business, or the distribution of its assets, the holders of the Non-Cumulative Preferred Stock shall first receive the full par value of such stock, together with the amount of such dividends as have been declared but are unpaid as of such distribution and payment. After payment to the holders of preferred stock as herein provided, out of the funds so remaining there shall first be paid to the holders of the common stock the par value thereof, together with the amount of such dividends as may have been declared but are unpaid as of such distribution and payment. Should there be insufficient funds to make such payment, then the holders of such common stock shall share such funds as are available in such proportion as the par value of and accrued dividends on their stock shall bear to the total par value of and accrued dividends on all outstanding common voting stock. After payment to the holders of preferred and common stock as herein provided, the funds remaining shall be distributed as provided by law and in the Bylaws of the Corporation.

              The holders of common voting stock shall have all the voting power of the corporation excepting as otherwise expressly provided by law. Each holder of common voting stock shall have one vote regardless of the number of such shares held by such shareholder. When two or more holders of common voting stock join in an agricultural venture which markets crops through the corporation, the Board of Directors shall in its discretion, determine whether such venture is a single agricultural enterprise for which the holders of the common voting stock who participate in the enterprise shall have one vote among them or whether the venture is a multiple enterprise entitling the holders of common voting stock who participate in the enterprise to more than one vote.

              Any holder of common stock who ceases to be a producer of agricultural products which he sells to the Corporation shall be obligated to dispose of his common stock as provided in the Bylaws.

         7. The following provisions are adopted for the regulations of the business and conduct of the affairs of the corporation:

              (a) No transaction, right or liability entered into, enjoyed or incurred by or in respect of the corporation, shall be affected by the fact that any director or directors of the corporation are or may have been personally interested in or concerning the same, and each director of the corporation is hereby

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relieved of and from any and all liability which otherwise might prevent him from contracting with the corporation for the benefit of himself, or any firm, association or corporation, in which in anywise he may be interested.

              (b) The Board of Directors may, from time to time, sell any or all of the unissued capital stock of the corporation, whether the same be any of the original authorized capital or of any increase thereof, without first offering the same to the stockholders then existing, and all such sales may be made upon such terms and conditions as by the Board may be deemed advisable, and may restrict a purchase, sale, distribution, transfer, owning and holding of stock as fully and to the extent as authorized by the Cooperative Corporations Law.

              (c) The earnings and savings of the corporation, after payment of dividends as aforesaid and after deduction of reserve and other funds in amounts required or permitted by law to be established, shall be distributed, whether in the form of stock, cash, or evidence of indebtedness, or notices of equity or participation or in services, proportionately and equitably among the persons for whom it does business, on the basis of the amount of sales, purchases or other services, rendered to or by such persons, and within the limits of law provided.

              (d) No director of the corporation shall be personally liable to the corporation or to any member or shareholder for damages for any breach of duty in such capacity except where a judgment or other adjudication adverse to such director establishes: (i) that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) that the director's acts violated Section 719 of the New York Business Corporation Law. If the New York Business Corporation Law or Cooperative Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the corporation shall be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law and Cooperative Corporation law, as so amended.

         8. The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of such process served upon him is P.O. Box 682, Rochester, New York 14603.

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